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                                                                    EXHIBIT 14.1

The Northwestern Mutual Life Insurance Company

Guidelines for Business Conduct (as most recently amended and adopted by the Board of Trustees on December 3, 2003)

  . Introduction

  . A. Conflicts of Interest
       . 1. Gifts and entertainment policy
            . A. Entertainment
            . B. Travel and Lodging
            . C. Gifts and Favors
            . D. Interpretation and Reporting
       . 2. Outside fees
       . 3. Disclosure of affiliations and approval of certain relationships . 4. Transactions involving conflicting relationships
       . 5. Purchasing

  . B. Proper Use of Company Funds

  . C. Fair Dealing in Connection with Company Operations
       . 1. Inside and non-public information
       . 2. Short-swing profits
       . 3. Diversion of corporate opportunity
       . 4. Use of Company to promote personal gain

  . D. Reporting Violations

  . E. Disclosure Procedures

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Guidelines for Business Conduct

Introduction

       All employees and members of the Board are expected not only to act with the highest standards of personal and professional honesty and integrity and to comply with all applicable governmental laws, rules and regulations in all matters related to the affairs of Northwestern Mutual and its subsidiaries and affiliates, but also to promote lawful, honest and ethical conduct in all aspects of the Company's business.

       For many years the Company has had an established procedure for the disclosure of material interests, activities and affiliations on the part of its trustees, officers and key employees which might conflict with the discharge of their duties to the Company. This procedure has been implemented by guidelines and rules designed to avoid conflicts of interest and other activities which might give rise to questions of "fair dealing" on the part of Company employees or members of its Board.

       The guidelines contained herein have been approved by the Board of Trustees and are applicable to all trustees, officers and employees of Northwestern Mutual -- not only as they conduct the business of the Company -- but also as they conduct the business of the Company's affiliates and subsidiaries as well. In addition, the boards of directors of the Company's subsidiaries shall maintain standards of conduct together with such compliance procedures as they may deem proper, which shall be consistent with the intent of these guidelines. In many cases, the guidelines contained herein have been made specifically applicable to persons who are employees and board members of the Company's subsidiaries and affiliates.

       The Company may publish questions and answers to accompany these guidelines which are illustrative in nature and may be expanded or revised from time to time.

A. Conflicts of Interest

       All aspects of the Company's operations should be conducted on the basis of merit and without favoritism. The Company has the right to expect the unfailing allegiance of its employees and trustees as they perform the Company's business. Thus, all members of the Company organization should refrain from affiliations and activities, including personal investments and offices in other organizations, which would conflict with the proper discharge of their responsibilities to the Company or impair their ability to exercise independence of judgment with respect to business in which they are involved on behalf of the Company.

       The following rules have been adopted to implement this policy. Their purpose is twofold: they will help avoid situations which might create conflicts of interest or impair independence of judgment on the part of individual employees and trustees, and they will serve to insulate the Company against the effects of any conflict of interest or

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potential conflict that arises which involves an employee or trustee. However, no set of rules can address every situation that will be faced by employees and trustees. All are expected to use good judgment in handling Company business to avoid situations in which their personal interests might be placed ahead of the best interests of the Company.

       1.  Gifts and Entertainment Policy

       Accepting benefits or gratuities offered by a person or firm doing business with or seeking to do business with the Company can put an employee in the position of feeling obligated to that person or firm. This may create a conflict of interest for the employee. We must avoid any conflict or even the appearance of a conflict of interest in our business affairs as well as in our interaction with those with whom we do business on behalf of the Company. As a general rule, gifts, favors, entertainment, hospitality, or other gratuities are discouraged.

       A.  ENTERTAINMENT

       It is not uncommon for people in business relationships to further those relationships in a social setting. Such occasions may involve meals, attendance at sporting events, concerts or other cultural events, or participation in recreational activities such as a round of golf, a game of tennis, etc. On those occasions, one party typically provides or pays for the meal, entertainment or recreation of the other party. Participation in these activities may be accepted, provided attendance includes both Company employee(s) and external business associates, the entertainment is not lavish, and those offers are made only on an infrequent basis.

       Entertainment and recreational activities which are offered in connection with out-of-town business travel may be accepted as well, as long as the entertainment/recreation is only incidental to travel which otherwise involves a substantial business purpose. As a general rule, a trip without any substantial business purpose in which entertainment or recreation would be the principal activity may not be taken and consequently the entertainment and recreation may not be accepted. In addition, an out-of-town trip intended primarily to foster a business relationship does not amount to a "substantial business purpose" for purposes of accepting entertainment and recreation. Any business trip in which entertainment or recreation is more than incidental to the travel must be reported to and cleared in advance with one's Department Head.

       B.  TRAVEL AND LODGING

       On occasion, an employee is invited to an out-of-town meeting, seminar, or site visit by a third party doing business with or seeking to do business with the Company. In general, accepting transportation and lodging paid for by a customer, vendor, Managing Partner, Managing Director, or Financial Representative is improper. A good rule of thumb to consider is that if the travel

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    is for legitimate Company business, the Company should pay; if not, the employee should decline the invitation. However, if in connection with a business trip an offer is received to stay with a friend who also happens to be a business counterpart, such offer may be accepted when to refuse to do so would appear to be discourteous and could not reasonably be considered to be tendered for the purpose of influencing judgment. Acceptance of such an offer still needs to be reported to the Department Head.

       An employee may also be invited to speak at an out-of-town meeting sponsored by a trade or professional association (which is not doing business with the Company) which offers to pay some or all of the expenses of the individual. In such a case, travel and lodging expenses may be accepted as long as the employee's participation is cleared in advance with the Department Head.

       C.  GIFTS AND FAVORS

       Accepting gifts or favors offered because of services performed on behalf of the Company, your position at the Company, or a business relationship the Company has or that is being proposed, is generally improper. Nothing may be accepted which could reasonably be considered to influence one's judgment in regard to the affairs of the Company.

       It must be recognized that gifts from the Field raise difficult issues concerning real or perceived favoritism and can be especially troublesome for the Company. Therefore, special caution should be exercised before accepting any gift from Managing Partners, Managing Directors or Financial Representatives.

       Recognition gifts or promotional items (advertising novelties) of nominal value may be accepted if the gift cannot reasonably be considered to influence the recipient's judgment and if to refuse to do so would appear discourteous, providing it is not prohibited as described below.

       Prize drawings, such as door prizes at events sponsored by vendors or others seeking to do business with the Company, may be accepted only if eligibility is open to anyone in attendance, attendance goes beyond solely Company employees, and it is truly a prize (i.e., it is based on chance and not everyone gets a prize).

       Certain gifts, by their nature, are inappropriate because they cannot help but raise at least the appearance of a conflict of interest for the recipient. These include cash and cash equivalents (such as gift certificates for things like meals, recreation, merchandise or other property or services, and things convertible to cash like bonds or marketable securities, and discounts on merchandise). Gifts from policyowners, beneficiaries, or others with an interest in an existing insurance policy or pending application also raise questions regarding the appearance of a conflict of interest. These gifts, even if of nominal value, must not be accepted and must be returned in all circumstances.

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       In addition, gifts delivered to an employee's home or given to family members related to the employee are generally improper and should be reported to the employee's Department Head.

       Whenever practicable, the recipient of an improper gift should see that it is returned to the sender. In any event, a polite note should be sent explaining the Company's policy against accepting such a gift and requesting that the sender not send gifts in the future.

       D.  INTERPRETATION AND REPORTING

       Each department should maintain an awareness of the entertainment and gift activity involving members of the department. No set of guidelines can anticipate every situation and it is expected that these rules and guidelines will require interpretation. Every employee is expected to exercise good judgment in responding to offers of gratuities. Whenever there is any question as to whether an offer may be accepted under these Guidelines, the employee is encouraged to disclose the situation to the department head and to seek prior approval. Prior disclosure of an offer and approval by the Department Head will serve to avoid any questions later about an employee having been improperly influenced by the offer. Of course, prior approval by the Department Head is still required when specifically called for by these Guidelines.

       Exceptions to these policies can only be approved when justified by overriding business interests of the Company. Requests for exceptions to the foregoing policies must be submitted to and approved in advance by the Department Head. In the case of exceptions applicable to Department Heads and other executive officers below the level of executive vice president, requests shall be submitted to and determined by the reporting executive vice presidents. Exceptions for the reporting executive vice presidents are to be determined by the chief executive officer. The chief executive officer's own exceptions shall be reported to the Audit Committee.

       Reports of all significant interpretations, approvals given and exceptions made shall be submitted annually by the Department Heads and executive vice presidents.

       2.  Outside Fees

       No fee, commission or other pecuniary benefit should be accepted, directly or indirectly, from any source except the Company for arranging or effecting any purchase, lease or sale of property or services or any investment by the Company. However, trustees (other than trustees who are executive officers) or firms in which they are members may receive customary fees for professional services rendered in the normal course of business in regard to transactions involving the Company.

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       3.  Disclosure of Affiliations and Approval of Certain Relationships

       Each employee and trustee should avoid taking a position (director, officer, partner or trustee) or holding an equity interest in another organization which would interfere with the proper discharge of his or her responsibilities to the Company or impair independence of judgment with respect to the affairs of the Company.

       All trustees, members of management and certain key employees are required annually to disclose to the Company positions held and material equity interests owned in other organizations and enterprises.

       Every position on the part of an officer of the Company in another organization must be cleared in advance by the executive officer to whom the officer reports (who may then choose to clear it with the chief executive) to determine any possible conflicts, unusual or excessive time demands, or potential problems with short-swing profits or other securities regulations which may arise in connection with such relationships. The chief executive's own relationships shall be cleared with the Board of Trustees.

       Relationships with certain kinds of enterprises (as listed below) by their very nature may give rise to potential conflicts of interest. Therefore, the existence of such a relationship on the part of a trustee or member of management should be discontinued unless it is (1) disclosed to the Company and
(2) the chief executive or Board of Trustees (with any interested trustee not participating) determines that the relationship under the circumstances of the particular case will not create a conflict of interest or impair independence of judgment in regard to the affairs of the Company. The relationships to be submitted to this scrutiny are positions (director, officer, partner or trustee) or direct or indirect/1/ equity interests held in any enterprise which directly or through an affiliate carries on the activities of:

    a. a securities dealer or investment banker which to one's knowledge is doing business with the Company,
    b. a mortgage broker or servicing firm or a real estate dealer which to one's knowledge is doing business with the Company,
    c. an insurance agency which to one's knowledge is selling insurance or providing insurance services to the Company,
    d. an advertising agency or firm of accountants, lawyers or other consultants which to one's knowledge is providing services to the Company,
    e. any other business, which to one's knowledge is supplying material, equipment or services to the Company,
    f. any enterprise engaged primarily in the distribution of mutual fund shares, or
    g. an insurance company, agency or firm writing life, disability, or long term care insurance (other than credit life and credit disability insurance) or annuities.

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       The foregoing rule shall not, however, apply to (i) a position held at the instance of the Company or (ii) an equity interest representing less than 1/10 of 1% beneficial ownership of the enterprise.

       4.  Transactions Involving Conflicting Relationships

       The Company as a general rule does not enter into material transactions with its own trustees or employees or with enterprises in which they have material personal interests or interlocking relationships. However, where it is determined that it is in the Company's best interest to make an exception to this general rule, the material personal interest or interlocking relationship shall be disclosed to the Company. The Board of Trustees or the appropriate committee, with full knowledge of the transaction's terms and the interests involved and with any interested trustee not voting, must approve the transaction as reasonable and fair to the interests of the Company.

       In the case of a material transaction between the Company and its own trustees or officers or between the Company and an enterprise in which a trustee or officer has a material interest, the transaction must be reported to the Commissioner of Insurance immediately following such approval in accordance with the provisions of the Wisconsin Insurance Code.

       Any trustee or employee who has an interest either personally or through an interlocking relationship in a transaction involving the Company shall not be involved in the transaction on behalf of the Company nor attend that portion of any meeting of the Board or its committees at which the transaction is being considered.

       5.  Purchasing

       In dealing with suppliers, we strive to have transactions conducted with professional competence, in a manner that maintains the Company's reputation. The Company's purchases, sales, and leases of equipment, supplies, and services should be carried out on a competitive basis, except in situations where this is not possible. As an Affirmative Action Employer and Government contractor, the Company is required by federal law to obtain various certificates and commitments from each firm whose contracts with the Company may be considered as a non-exempt Government "subcontract" within the meaning of federal laws and regulations.

       Please contact the Purchasing Division of Corporate Services if you have any questions.

       For specifics on the current purchasing guidelines, please refer to Procedures A-Z/Purchasing Guidelines

  /1/ For the purpose of these Guidelines, the term "indirect" or "indirectly" refers to activity completed or items received by: a member of the trustee's, officer's, or employee's immediate family (spouse,

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   parents, children, siblings, mothers and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law), or an organization (including a trust) of which the person or a member of their immediate family is an officer, general partner or trustee, or has, in the aggregate, a 10% or greater beneficial ownership in the organization, any subsidiary or affiliate of such organization.

B.     Proper Use of Company Funds

       No funds, corporate or otherwise, may be used for kickbacks, bribes or any other unlawful purpose. This policy applies to payments both inside and outside the United States. Even if lawful, no gift, entertainment or services may be provided which would create a conflict of interest or the appearance of a conflict of interest for, or which would impair the independence of judgment of, the recipient. For further guidance on these issues in an international context, please refer to the Corporate Policy Statement and Compliance Program on Improper Payments and the Northwestern Mutual Guidelines and Procedures for Overseas Investments and Activities.

       Because laws vary widely, special care should be exercised when extending even common business courtesies such as entertainment to officials at any level of government. Unless it is clear that such gratuities may be extended to governmental authorities, they should be avoided. If there is any question about gratuities to officials in the United States at any level, it must be referred to the Governmental Relations office. If there is any question about gratuities to foreign officials at any level, it must be referred to the Law Department.

       Pursuant to federal law and the laws of many states and municipalities and Company policy, Company funds and services may not be contributed to political candidates, political parties or their political committees.

       The Company sponsors political action committees called NMLPAC and NML FEDPAC. You may contribute to the Company PACs; however, such participation is strictly voluntary. The Company will not show favoritism toward anyone participating in the PACs or discriminate against anyone choosing not to contribute.

C.     Fair Dealing in Connection with Company Operations

All Trustees and employees are expected to deal fairly in every aspect of the Company's affairs with which they are involved. Among other things, fair dealing requires compliance with all laws, rules and regulations. Without limiting the generality of this requirement, this means that all employees and members of the Board (i) must provide full, fair, accurate, timely and understandable disclosures in reports and documents that are filed with the Securities and Exchange Commission and other regulatory agencies and in other public communications that are made by Northwestern Mutual and its subsidiaries, and
(ii) are prohibited from taking any action, directly or indirectly, to coerce, manipulate, mislead or fraudulently influence the Company's independent auditor.

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Other areas in which employees and members of the Board are required to deal fairly include the following.

       1.  Inside and Non-Public Information

       Company trustees and employees may obtain information about another corporation or its securities/2/ which is not known to the investing public. Failure to adhere to the following guidelines may result in a violation of the law, may discredit both the individual and the Company in the eyes of the public and may result in substantial civil and criminal penalties for the Company and the individual, whether or not the information is used for financial gain.

       Trading in securities while in possession of material inside or non-public information about a corporation, the market for its securities or a proposed tender offer for its securities is prohibited. "Inside" or "nonpublic" information is information about a corporation or a tender offer for its securities received under circumstances which indicate that it is not yet known or available to the public and may be attributable to the corporation, the offeror or their insiders. Such information is "material" when it is likely to affect the market price of a security or is likely to be considered important by reasonable investors in deciding to buy, sell or hold a security. Examples of material corporate information include dividend increases or decreases, changes in previously released earnings estimates, significant expansion or curtailment of operations, merger or acquisition proposals or agreements, significant new products or discoveries, major litigation, extraordinary management developments, and a purchase or sale of substantial assets.

       Communicating such information to another person inside or outside the Company (other than to an employee or trustee or party to a transaction with a valid need-to-know) who could trade the security or pass on the information to another who might trade is also prohibited.

       Company trustees and employees in possession of such information must determine that the information is public (e.g., published in a financial publication of general circulation or announced on a public financial news reporting system) for a reasonable time before buying or selling the corporation's securities (either for the Company or the individual's own account) or before divulging such information to any person other than a trustee or employee of the Company or a party to the transaction with a legitimate need-to-know.

       Because the Company is so active in the securities markets, it is imperative for all those associated with the Company to be in strict compliance. If a trustee or employee has any question regarding the foregoing standards or the propriety of any desired action, contact the Law Department for guidance before trading while in possession, or making disclosure, of such information.

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       2.  Short-swing profits

       The Securities Exchange Act defines a short-swing profit as any profit made by an "insider" who buys and sells, or sells and buys, equity securities of a corporation within a six-month period. Short-swing profits are forfeitable to the corporation. For these purposes, an "insider" is a director, officer or anyone owning 10% of the corporation's equity securities and can include another corporation which has one or more representatives on the board of directors of the first corporation.

       Short-swing transactions by the Company in the equity securities (registered under the Securities Exchange Act) of corporations in which the Company has a 10% ownership interest or has a representative on the board are prohibited. If a trustee or employee has any question whatsoever as to the applicability of the short-swing profits rules in any situation, the matter must be discussed with the Law Department.

       3.  Diversion of Corporate Opportunity

       Everyone associated with the Company should make certain that investment or other business opportunities which come to his or her attention in the course of his or her duties at the Company are not diverted directly or indirectly for personal benefit. No employee or trustee who is in a position to benefit personally, directly or indirectly, from any such opportunity may participate in such transaction unless prior written notification of the employee's or trustee's intention has been given to the appropriate executive officer and the Company has declined to pursue the opportunity.

       4.  Use of Company to Promote Personal Gain

       The Company's economic position may not be used for personal gain. Without limiting the generality of this rule, the following transactions may not be carried out, directly or indirectly, by any trustee, officer or employee of the Company:
    a. loans, leases, and purchases or sales of securities or other property made available because of one's position with the Company,
    b. a transaction involving the purchase or sale of securities, a loan, or an interest in real or personal property with any person or entity that to one's knowledge is the subject of an investment by the Company or that has received fees, commissions or other monetary benefits from the Company in the last 12 months, unless such transaction is disclosed to and approved in advance by the Finance Committee (with any interested trustee not participating) as not prejudicing the best interests of the Company (excluded from this rule are leases of one year or less, transactions in securities on a recognized exchange or market, offers made by an issuer to stockholders generally, and consumer and mortgage loans, all on terms available generally to the public);
    c. purchases or sales of securities or other property while to one's knowledge the Company is purchasing or selling securities of the same issuer or property of the same type in the same general area; and

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    d. purchases or sales of securities or other property, based on confidential information acquired by reason of one's position at the Company.

   /2/ For the purposes of these Guidelines, "securities" refers to any evidence of debt or ownership of a business organization (e.g. corporation, venture, partnership), whether or not such securities are publicly traded.

D.     Reporting  Requirements and Accountability for Non-Compliance

       If you become aware of conduct which you feel is unethical, improper, illegal, or is otherwise in violation of any provision of these Guidelines, you have a responsibility to promptly report it to the appropriate persons. Normally, this will be your Department Head, but if you do not feel that is appropriate in a given situation, a report may be made to (1) the member of the Management Committee (shown on the Company's Organizational Chart as either an Executive Vice President, Chief Insurance Officer or Chief Operating Officer) with functional responsibility for your department/area of operation, or (2) the General Counsel of the Company (i.e. head of the Law Department); or (3) the Ethics Resource Center.

       The Ethics Resource Center (ERC) is a confidential resource for employees and contract personnel to discuss questions and concerns, file complaints and to make reports of possible misconduct regarding ethical, legal, accounting, internal accounting control or auditing matters arising at the Company or its subsidiaries. Submissions to the ERC are treated as confidential and may be made on an anonymous basis.

       The ERC may be contacted anonymously by calling 1-800-519-8255 or by writing to:

                               Northwestern Mutual
                             Ethics Resource Center
                              Post Office Box 2908
                         Milwaukee, Wisconsin 53201-2908

The policies and procedures of the ERC may be viewed by visiting the Audit Department home page on MutualNet.

       The ERC should be contacted:

            (1) Whenever you have a complaint or concern regarding any accounting, internal accounting control, or auditing matter, or

            (2) Whenever you receive a complaint regarding any accounting, internal accounting control, or auditing matter from anyone outside the Company (such as a vendor, consultant, policyowner or other third party doing business with the Company).

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       Lawyers in the Company's Law Department are also subject to special regulatory rules and procedures that obligate them to report certain potential violations of law. The policies and procedures for such reports are contained in Attorney Conduct Policies approved by the Audit Committee of the Board of Trustees, and the reports of such violations are to be handled in accordance with those policies and procedures rather than these Guidelines. The Attorney Conduct Policies may be found under Resources and References of the Law Department home page on Mutual Net.

       Employees may not be dismissed or otherwise retaliated against for reporting in good faith any unethical, illegal, improper or other conduct that is a violation of these Guidelines. Any such retaliation is a violation of these Guidelines. Employees have a duty to cooperate fully with ethics investigations and audits, and to answer questions truthfully to the best of their ability.

       Concealing or covering up any violation of these Guidelines is itself a violation of Company policy. No employee is authorized or required to carry out any order or request to cover up such a violation, and any employee receiving such an order must report it.

       Employees and members of the Board will be held accountable for adherence to these Guidelines. Failure by an employee to observe the terms of the Guidelines may result in disciplinary action, up to and including termination of employment. Violations of these Guidelines may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company, its subsidiaries or affiliates.

E.     Disclosure Procedures

       Annually questionnaires shall be sent by the chief executive to all trustees, members of management and key employees eliciting disclosure of any material interest, affiliation or activity which is in conflict with or is likely to conflict with official duties or these Guidelines. The completed questionnaires shall be reviewed under the direction of the chief executive, who shall report annually to the Board on the results of this review.

The chief executive's questionnaire shall be reviewed by the Audit Committee.

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